UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2008

KBS REAL ESTATE INVESTMENT TRUST II, INC.

(Exact name of registrant specified in its charter)

Maryland	333-146341	26-0658752
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Purchase and Sale Agreement for the 100-200 Park Avenue Buildings

KBS Real Estate Investment Trust II, Inc. (the “Company”), through an indirect wholly owned subsidiary, has entered into a purchase and sale agreement to purchase two four-story office buildings containing approximately 558,966 rentable square feet (the “100-200 Park Avenue Buildings”). On July 17, 2008, the Company’s external advisor, KBS Capital Advisors LLC (the “Advisor”), entered into a purchase and sale agreement with 100/200 Campus Drive, L.L.C. to purchase the 100-200 Park Avenue Buildings. On August 8, 2008, the Advisor assigned this purchase and sale agreement to an indirect wholly owned subsidiary of the Company for $5.4 million, which is the amount of the non-refundable deposit under the purchase and sale agreement.

Pursuant to the purchase and sale agreement, the Company would be obligated to purchase the property only after satisfactory completion of agreed upon closing conditions. The seller is not affiliated with the Company or the Advisor.

The purchase price of the 100-200 Park Avenue Buildings is approximately $180.7 million plus closing costs. The Company would fund the purchase of the 100-200 Park Avenue Buildings with proceeds from a loan from an unaffiliated lender and with proceeds from its ongoing initial public offering. The Company is currently negotiating the terms of the loan.

The 100-200 Park Avenue Buildings are located at 100 and 200 Campus Drive in Florham Park, New Jersey on an approximate 71.1-acre parcel of land. The 100-200 Park Avenue Buildings were built in 1989 and 1988, respectively, and are currently 99% leased to 19 tenants, including BASF Americas Corporation (36%), Day Pitney LLP (24%), Merrill Lynch, Pierce, Fenner & Smith, Inc. (10%) and Hartford Fire Insurance Company (6%).

There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, it may forfeit approximately $5.4 million of earnest money.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated: August 14, 2008	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer